Consent of Independent Certified Public Accountants



We have issued our reports dated November 12, 1998 - accompanying the financial statement of Holloman Corporation; January 13, 1998 - accompanying the financial statements of Holloman Construction Co.; and July 31, 1998 - accompanying financial statements of T Sisters Leasing, L.L.C. incorporated by reference in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Expert."



Johnson, Miller & Co.



Odessa, Texas
November 17, 1998